OrthoPediatrics Corp. Reports First Quarter 2026 Financial Results and Increases 2026 Financial Guidance

First Quarter 2026 Revenue Increased 13% Year-over-Year

WARSAW, Ind., April 30, 2026 -- OrthoPediatrics Corp. (“OrthoPediatrics” or the “Company”) (Nasdaq: KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, today announced its financial results for the first quarter ended March 31, 2026.

First Quarter 2026 and Business Highlights
•Helped a record of over 45,000 children in the first quarter of 2026
•Generated total revenue of $59.4 million for the first quarter of 2026, up 13% from $52.4 million in the first quarter of 2025; domestic revenue increased 11% and international revenue increased 22% in the quarter
•Grew worldwide Trauma & Deformity revenue 14% and worldwide Scoliosis revenue 13% in the first quarter of 2026 compared to the first quarter of 2025
•Achieved adjusted EBITDA of $2.2 million in the first quarter of 2026, compared to ($0.4) million in the first quarter of 2025
•Reduced first quarter 2026 free cash flow usage by 40% as compared to the same period in the prior year
•Increased full year 2026 revenue guidance to $263.0 million to $267.0 million from its prior range of $262.0 million to $266.0 million, representing growth of 11% to 13% compared to prior year

David Bailey, President & CEO of OrthoPediatrics, commented, “We delivered a strong start to 2026 with 13% first quarter revenue growth and significant improvement in adjusted EBITDA and free cash flow, reflecting solid execution across the business. Momentum built throughout the quarter and was driven by broad-based strength, including robust international performance and OPSB growth supported by new products and clinic expansion. We are successfully scaling OPSB, taking share in our surgical business, and advancing innovative product launches, while improving profitability and remaining on track to meet our adjusted EBITDA goals. Looking ahead, we are entering a highly compelling phase, underpinned by a multi-year product super cycle expected to drive higher ASPs, margin expansion, and improved returns, while enhancing our ability to deepen hospital partnerships, and strengthen our leadership in pediatric care.”

First Quarter 2026 Financial Results
Total revenue for the first quarter of 2026 was $59.4 million, a 13% increase compared to $52.4 million for the same period last year. U.S. revenue for the first quarter of 2026 was $45.3 million, an 11% increase compared to $40.9 million for the same period last year, representing 76% of total revenue. The increase in revenue in the first quarter of 2026 was driven primarily by organic growth in Trauma and Deformity, Scoliosis and OPSB products. International revenue for the first quarter of 2026 was $14.1 million, a 22% increase compared to $11.5 million for the same period last year, representing 24% of total revenue. Growth in the quarter was primarily driven by increased procedure volumes and limited set sales.

Trauma and Deformity revenue for the first quarter of 2026 was $43.0 million, a 14% increase compared to $37.9 million for the same period last year. This growth was driven primarily by Trauma, Pega products, Ex-Fix, and OPSB. Scoliosis revenue was $15.4 million, a 13% increase compared to $13.7 million for the first quarter of 2025. The growth was driven by increased sales of Response and VerteGlide systems, and revenue generated from 7D technology. Sports Medicine/Other revenue for the first quarter of 2026 was $0.9 million, which stayed consistent year over year.

Gross profit for the first quarter of 2026 was $43.4 million, a 13% increase compared to $38.3 million for the same period last year. Gross profit margin for the first quarter of 2026 was 73%, which stayed consistent year over year.

Total operating expenses for the first quarter of 2026 were $51.7 million, a 5% increase compared to $49.2 million for the same period last year. The increase was mainly driven by the incremental personnel required to support the ongoing growth of the Company, including increased non-cash stock compensation.

Sales and marketing expenses increased $1.9 million, or 11%, to $18.5 million in the first quarter of 2026. The increase was driven primarily by increased sales commission expenses and an overall increase in volume of units sold.

Research and development expenses decreased $0.1 million, or 5%, to $2.2 million in the first quarter of 2026. The decrease was driven primarily due to the timing of product development during the first quarter of 2026.

General and administrative expenses increased $0.7 million, or 2%, to $31.0 million in the first quarter of 2026. The increase was primarily due to the additional personnel supporting clinic expansions and small-scale acquisitions, partially offset by savings being realized from prior restructuring actions.

Total other expense was $2.5 million for the first quarter of 2026, compared to other income of $0.5 million for the same period last year. The increase was primarily driven by a decrease in foreign exchange gain.

Net loss for the first quarter of 2026 was $10.7 million, compared to $10.7 million for the same period last year. Net loss per share for the period was $0.45 per basic and diluted share, compared to $0.46 per basic and diluted share for the same period last year.

Adjusted EBITDA for the first quarter of 2026 was $2.2 million as compared to a loss of $0.4 million for the first quarter of 2025.

Weighted average basic and diluted shares outstanding for the three months ended March 31, 2026, was 23,685,055 shares.

As of March 31, 2026, cash, cash equivalents, short-term investments and restricted cash were $50.9 million compared to $62.9 million as of December 31, 2025. Free cash flow used in the first quarter of 2026 was $5.0 million, a 40% improvement as compared to $8.4 million used in the first quarter of 2025. Increased adjusted EBITDA, lower sets deployed and improved working capital metrics all contributed to the year over year improvement.

Full Year 2026 Financial Guidance
For the full year of 2026, the Company increasing its revenue guidance of $263.0 million to $267.0 million from its prior range of $262.0 million to $266.0 million, representing growth of 11% to 13% over 2025 revenue. The Company reiterated it expects annual set deployment to be approximately $10.0 million and expects to generate approximately $25.0 million of adjusted EBITDA for full year 2026, and breakeven free cash flow in 2026.

Conference Call
OrthoPediatrics will host a conference call on Thursday, April 30, 2026, at 4:30 p.m. ET to discuss the results. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at www.orthopediatrics.com, on the Investors page in the Events & Presentations section. The webcast will be available for replay for at least 90 days after the event.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws. You can identify forward-looking statements by the use of words such as "may," "might," "will," "should," "expect,"
"plan," "anticipate," "could," "believe," "estimate," "project," "target," "predict," "intend," "future," "goals," "potential,” "objective," "would" and other similar expressions. Forward-looking statements involve risks and uncertainties, many of which are beyond OrthoPediatrics’ control. Important factors could cause actual results to differ materially from those in the forward-looking statements, including, among others: the risks related to widespread health emergencies, such as COVID-19 and respiratory syncytial virus, the impact such pandemics, epidemics and infectious disease outbreaks may have on the demand for our products, and our ability to respond to the related challenges; and the risks, uncertainties and factors set forth under "Risk Factors" in OrthoPediatrics’ Annual Report on Form 10-K filed with the SEC on March 4, 2026, as updated and supplemented by our other SEC reports filed from time to time. Forward-looking statements speak only as of the date they are made. OrthoPediatrics assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable securities laws.

Use of Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures, such as free cash flow, adjusted diluted (loss) earnings per share and Adjusted EBITDA, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Free cash flow, which we reconcile to "Net cash used in operating activities" is cash flow from operations increased by "Capital expenditures". Adjusted loss per share in this press release represents diluted loss per share on a GAAP basis, plus the accreted interest attributable to acquisition installment payables, restructuring charges, tariffs, European Union Medical Device Regulation fees increase, acquisition related costs, and minimum purchase commitment costs. We believe that providing the non-GAAP diluted loss per share excluding these expenses, as well as the GAAP measures, assists our investors because such expenses are not reflective of our ongoing operating results. Adjusted EBITDA in this release represents net loss, plus interest expense, net plus other income, income tax charge (benefit), depreciation and amortization, stock-based compensation expense, restructuring charges, European Union Medical Device Regulation fees increase, acquisition related costs, and the cost of minimum purchase commitments. The fair value adjustment of contingent consideration is associated with our estimates of the value of earn-outs in connection with certain acquisitions. The Company believes the non-GAAP measures provided in this earnings release enable it to further and more consistently analyze the period-to-period financial performance of its core business operating performance. Management uses these metrics as a measure of the Company’s operating performance and for planning purposes, including financial projections. The Company believes these measures are useful to investors as supplemental information because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. Free cash flow is a non-GAAP financial measure and has limitations because it does not represent the cash flow available for management's use as it does not reflect capital expenditures which will likely recur in the future. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as debt service requirements, capital expenditures and other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and other potential cash requirements. In evaluating these non-GAAP measures, you should be aware that in the future the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP free cash flow, diluted loss per share or Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using these adjusted measures on a supplemental basis. The Company’s definition of these measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation. The schedules below contain reconciliations of Net cash used in operating activities to Free cash flow (Non-GAAP), GAAP diluted loss per share to non-GAAP diluted loss per share and net loss to non-GAAP Adjusted EBITDA.

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets nearly 90 systems that serve three of the largest categories within the pediatric orthopedic market. This product offering spans trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and over 75 countries outside the United States. For more information, please visit www.orthopediatrics.com.

Investor Contact
Philip Trip Taylor
Gilmartin Group
philip@gilmartinir.com
415-937-5406

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (In Thousands, Except Share Data)

	March 31, 2026	December 31, 2025

ASSETS
Current assets:
Cash	$12,193	$19,556
Restricted cash	2,052	2,064
Short-term investments	36,616	41,295
Accounts receivable - trade, net of allowances of $1,615 and $1,145, respectively	54,430	53,838
Inventories, net	134,021	133,790
Prepaid expenses and other current assets	6,554	5,876
Total current assets	245,866	256,419

Property and equipment, net	48,554	49,555

Other assets:
Amortizable intangible assets, net	63,802	64,802
Goodwill	115,173	109,269
Other intangible assets	12,914	12,909
Other non-current assets	15,881	15,676
Total other assets	207,770	202,656

Total assets	$502,190	$508,630

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable - trade	$19,701	$18,786
Accrued compensation and benefits	12,768	13,693
Current portion of long-term debt with affiliate	172	170
Current portion of acquisition installment payable	2,758	2,194
Other current liabilities	11,784	11,354
Total current liabilities	47,183	46,197

Long-term liabilities:
Long-term loan	48,312	48,189
Long-term convertible note	48,644	48,486
Long-term debt with affiliate, net of current portion	240	283
Other long-term debt, net of current portion	3,191	2,862
Acquisition installment payable, net of current portion	2,961	2,898
Deferred income taxes	3,355	3,582
Other long-term liabilities	9,592	9,537
Total long-term liabilities	116,295	115,837

Total liabilities	163,478	162,034

Stockholders' equity:
Common stock, $0.00025 par value; 50,000,000 shares authorized; 25,604,900 shares and 25,093,792 shares issued as of March 31, 2026 and December 31, 2025, respectively	6	6
Additional paid-in capital	626,009	622,325
Accumulated deficit	(285,899)	(275,212)
Accumulated other comprehensive loss	(1,404)	(523)
Total stockholders' equity	338,712	346,596
Total liabilities and stockholders' equity	$502,190	$508,630

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended March 31,
	2026	2025
Net revenue	$59,362	$52,411
Cost of revenue	15,972	14,149
Gross profit	43,390	38,262

Operating expenses:
Sales and marketing	18,470	16,572
General and administrative	31,024	30,280
Restructuring	—	40
Research and development	2,231	2,351
Total operating expenses	51,725	49,243

Operating loss	(8,335)	(10,981)

Other expense (income):
Interest expense, net	2,102	1,126
Other expense (income), net	421	(1,644)
Total other expense (income), net	2,523	(518)

Net loss before income taxes	$(10,858)	$(10,463)
Income tax (benefit) charge	(171)	196
Net loss	$(10,687)	$(10,659)
Weighted average common stock - basic and diluted	23,685,055	23,230,871
Net loss per share – basic and diluted	$(0.45)	$(0.46)

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)(In Thousands)

	Three Months Ended March 31,
	2026	2025
OPERATING ACTIVITIES
Net loss	$(10,687)	$(10,659)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,721	5,048
Stock-based compensation	3,982	3,859
Accretion of acquisition installment payable	72	62
Deferred income taxes	(314)	196
Non-cash other	50	139
Changes in certain current assets and liabilities, net of acquisitions:
Accounts receivable - trade	(183)	(1,497)
Inventories	139	(1,906)
Prepaid expenses and other current assets	(483)	(519)
Accounts payable - trade	704	5,207
Accrued expenses and other liabilities	(3,571)	(2,528)
Other	1,283	(1,558)
Net cash used in operating activities	(3,287)	(4,156)

INVESTING ACTIVITIES
Other acquisitions, including clinics, net of cash acquired	(6,777)	(220)
Sale of short-term marketable securities	5,000	—
Investment in private companies	(250)	(1,540)
Purchases of property and equipment	(1,760)	(4,227)
Net cash used in investing activities	(3,787)	(5,987)

FINANCING ACTIVITIES
Payments on mortgage notes	(41)	(39)
Payments on acquisition notes	(573)	(87)
Net cash used in financing activities	(614)	(126)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	313	(79)

NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(7,375)	(10,348)

Cash, cash equivalents and restricted cash, beginning of period	$21,620	$45,777
Cash, cash equivalents and restricted cash, end of period	$14,245	$35,429

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$1,869	$1,269
Transfer of instruments from property and equipment and inventory	$(126)	$(461)
Right-of-use assets obtained in exchange for lease liabilities	$793	$1,682
Issuance of common shares for LOC acquisition	$257	$—
Issuance of common shares in connection with Boston O&P acquisition	$—	$233
Debt Issuance costs not yet paid	$289	$—

ORTHOPEDIATRICS CORP.
NET REVENUE BY GEOGRAPHY AND PRODUCT CATEGORY
(Unaudited)
(In Thousands)

	Three Months Ended March 31,
Product sales by geographic location:	2026	2025
U.S.	$45,309	$40,891
International	14,053	11,520
Total	$59,362	$52,411

	Three Months Ended March 31,
Product sales by category:	2026	2025
Trauma and deformity	$43,045	$37,867
Scoliosis	15,442	13,664
Sports medicine/other	875	880
Total	$59,362	$52,411

ORTHOPEDIATRICS CORP.
RECONCILIATION OF NET CASH USED IN OPERATING ACTIVITIES
TO FREE CASH FLOW
(Unaudited)
(In Thousands)

	Three Months Ended March 31,
	2026	2025
Net cash used in operating activities (GAAP)	(3,287)	(4,156)
Less: Capital expenditures	(1,760)	(4,227)
Free cash flow (non-GAAP)	$(5,047)	$(8,383)

ORTHOPEDIATRICS CORP.
RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended March 31,
	2026	2025
Net loss	$(10,687)	$(10,659)
Interest expense, net	2,102	1,126
Other expense (income), net	421	(1,644)
Income tax (benefit) charge	(171)	196
Depreciation and amortization	5,721	5,048
Stock-based compensation	3,982	3,859
Restructuring charges	—	40
Tariffs	225	—
European Union Medical Device Regulation fees increase	—	110
Acquisition related costs	569	1,115
Minimum purchase commitment cost	—	430
Adjusted EBITDA	$2,162	$(379)

ORTHOPEDIATRICS CORP.
RECONCILIATION OF DILUTED LOSS PER SHARE TO NON-GAAP ADJUSTED DILUTED LOSS PER SHARE
(Unaudited)

	Three Months Ended March 31,
	2026	2025
Loss per share, diluted (GAAP)	$(0.45)	$(0.46)
Tariffs	0.01	—
Acquisition related costs	0.02	0.05
Minimum purchase commitment cost	—	0.02
Loss per share, diluted (non-GAAP)	$(0.42)	$(0.39)